Exhibit 99.1

Contact:	Timothy R. Yost Chief Financial Officer (202) 777-5455 heroldl@executiveboard.com	2000 Pennsylvania Avenue, N.W. Suite 6000 Washington, D.C. 20006 www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD REPORTS
THIRD QUARTER PRO FORMA EARNINGS OF $0.29 PER DILUTED SHARE

QUALIFIES FOR WASHINGTON, D.C. TAX BENEFITS

WASHINGTON, D.C. (October 22, 2003) — The Corporate Executive Board Company (CEB) (Nasdaq: EXBD) today announced financial results for the third quarter ended September 30, 2003. Revenues for the third quarter increased 30.2% to $53,758,000 from $41,275,000 for the third quarter of 2002. The Office of Tax and Revenue of the District of Columbia recently accepted CEB’s certification that it is a Qualified High Technology Company (QHTC). This acceptance has the effect of reducing the Company's statutory income tax rate as well as providing other tax benefits which are discussed below. As a result of a non-cash income tax charge arising from CEB’s new QHTC status, net income for the third quarter decreased 29.7% to $5,513,000 from $7,837,000. Earnings per diluted share were $0.14 for the latest quarter, down 33.3% from $0.21 for the comparable period in 2002. Pro forma net income for the third quarter increased 44.3% to $11,307,000 from $7,837,000. Pro forma earnings per diluted share for the latest quarter were $0.29, up 38.1% from $0.21 for the comparable period in 2002. The pro forma disclosures above exclude the non-cash income tax charge of $8,192,000 recorded within the provision for income taxes for the effects of CEB’s, QHTC qualification, partially offset by an adjustment to reflect a change in CEB’s effective income tax rate. A reconciliation of CEB’s reported and pro forma results is set forth in the notes to the Financial Highlights section below.

In October 2003, CEB received notification from the Office of Tax and Revenue of the District of Columbia that its certification as a QHTC under the New E-Conomy Transformation Act of 2000 (the Act) had been accepted. As a QHTC, the Company’s Washington, D.C. statutory income tax rate will be 0.0% through 2005 and 6.0% thereafter, versus 9.975% prior to this qualification. Under the Act, CEB is also eligible for certain Washington, D.C. income tax credits and other benefits. Accordingly, CEB expects its annual effective income tax rate will be approximately 31.25% for 2003 and between 34.0% and 35.0% for 2004. As a result, the Company recorded a non-cash income tax charge of $8,192,000 within the provision for income taxes for the effects of these benefits. This non-cash charge consists of a reduction in the Company’s deferred tax assets and liabilities to reflect a lower Washington, D.C. income tax rate, partially offset by the recognition of certain Washington, D.C. income tax credits. The Washington, D.C. tax benefits available to the Company as a QHTC are discussed more fully in CEB’s filings with the Securities and Exchange Commission, including its 2002 annual report on

Form 10-K, as amended, and quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2003.

Jay McGonigle, Chairman and CEO of The Corporate Executive Board commented, “We are very pleased to announce another strong quarter. All of our key growth metrics were on track, with the average cross-sell ratio climbing to 2.80 memberships per institution, price increases running in-line with expectations, and continued strength in our new customer growth. In the third quarter, we were delighted to welcome some of the world’s largest companies to our membership; including Albertson’s, Inc., CNF Transportation, EADS N.V., Louisiana-Pacific Corp., Southwest Gas, Sumitomo Chemical Company Ltd., UnitedAuto Group Inc., and Volkswagen AG. You can see the impact of these metrics reflected in our 27.2% contract value growth in the quarter. Contract value growth, in combination with strength across our key growth metrics, enables us to reiterate comfort with our full year target of a minimum of 25% revenue growth and modest operating margin expansion within our 25-30% target range. And of course, we are delighted to have been qualified by the Office of Tax and Revenue of the District of Columbia as a Qualified High Technology Company.

“Today, we are also very happy to announce the launch of our fourth new membership program in 2003: the Applications Executive Council (AEC). This new program will serve senior IT executives who lead the design, development and deployment of technology solutions across the world’s largest enterprises. Applications development typically represents 30-40% of a company’s IT budget, which in turn is the single largest capex item for many large companies. It is our privilege to serve the leaders of such a critical function, which is also very much a function in transition — as traditional development work gives way to packaged solutions, mixed sourcing models and tighter alignment with business unit management. As always, the AEC’s design and inaugural research agenda reflects the guidance of a stellar group of charter advisors; including senior executives from: Bank One Corporation, Eli Lilly, ExxonMobil, IBM, Nordstrom, Schlumberger Limited and Seagate.

Share Repurchase

During the nine months ended September 30, 2003, the Company repurchased 542,752 shares of its common stock at a total cost of approximately $19,204,000. Repurchases will continue to be made in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company is funding its share repurchases with cash on hand and cash generated from operations. At September 30, 2003, the Company had approximately $260,083,000 in cash and marketable securities and no debt.

Outlook for 2003

The following statements summarize the Company’s guidance for 2003.

The Company reiterated comfort with its target for annual growth in revenues of a minimum of 25% and continued modest expansion in the operating margin within its target annual range of 25% — 30%. As in the past, the operating margin may fluctuate on a quarterly basis. The

Company expects quarterly revenues of approximately $55.2 million for the fourth quarter of 2003.

For 2003, the Company expects other income of approximately $7.6 million, an effective income tax rate of approximately 31.25% and diluted weighted shares outstanding of approximately 38.4 million to 38.7 million. The Company is raising fourth quarter earnings per diluted share guidance to $0.31 from $0.28 reflecting a lower effective income tax rate.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, changes to our effective income tax rate, our dependence on renewals of our membership-based services, our inability to know in advance if new products will be successful, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, restrictions on selling our products and services to the health care industry, continued consolidation in the financial institutions industry, which may limit our business with such companies, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to litigation related to our content, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, whether the Washington, D.C. Office of Tax and Revenue withdrawals our QHTC status and possible volatility of our stock price. These factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the Securities and Exchange Commission, including, but not limited to, its 2002 annual report on Form 10-K, as amended, and quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2003. The forward-looking statements in this press release are made as of October 22, 2003, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 1,900 of the world’s largest and most prestigious corporations, including over 70% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 225,000 corporate best practices.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues	$53,758	$41,275	$151,380	$117,845
Net income	$5,513	$7,837	$23,336	$21,357
Basic earnings per share	$0.15	$0.21	$0.63	$0.58
Diluted earnings per share	$0.14	$0.21	$0.61	$0.57
Weighted average shares outstanding:
Basic	37,308	37,123	37,298	36,572
Diluted	38,762	37,734	38,403	37,607

Pro forma:
Pro forma net income (1)	$11,307	$7,837	$31,528	$21,357
Pro forma diluted earnings per share (1)	$0.29	$0.21	$0.82	$0.57

(1) Reconciliation of GAAP to pro forma net income and pro forma diluted earnings per share:

Net income, as reported	$5,513	$7,837	$23,336	$21,357
Non-cash charge to value deferred tax assets, net, at new statutory Washington, D.C. rate of 0.0%, net of tax credits	8,192	—	8,192	—
True up for change in effective tax rate from 39.4% to 31.25% for the six months ending June 30, 2003	(2,398)	—	—	—

Pro forma net income	$11,307	$7,837	$31,528	$21,357

Diluted earnings per share, as reported	$0.14	$0.21	$0.61	$0.57
Non-cash charge to value deferred tax assets, net, at new statutory Washington, D.C. rate of 0.0%, net of tax credits	0.21	—	0.21	—
True up for change in effective tax rate from 39.4% to 31.25% for the six months ending June 30, 2003	(0.06)	—	—	—

Pro forma diluted earnings per share	$0.29	$0.21	$0.82	$0.57

The Company believes its calculation of pro forma net income and pro forma diluted earnings per share, which exclude a nonrecurring non-cash charge, provides additional information about CEB’s ongoing operating performance and provides additional information to compare to prior periods because the pro forma information excludes items not related to CEB’s core business operations. Pro forma financial results should not be considered as measures of financial performance under accounting principles generally accepted in the United States, and the items excluded from them are significant components in understanding and assessing financial performance. Because pro forma financial results are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, they may not be comparable as presented to other similarly titled measures of other companies.

THE CORPORATE EXECUTIVE BOARD COMPANY

Operating Statistics and Financial Highlights

(in thousands, except per share data)

		Three Months Ended			Nine Months Ended
	Selected	September 30,		Selected	September 30,
	Growth			Growth
	Rates	2003	2002	Rates	2003	2002

Operating Statistic

Contract value (1) (at period end)	27.2%	$207,762	$163,399

Financial Highlights

Revenues	30.2%	$53,758	$41,275	28.5%	$151,380	$117,845
Cost of services		18,225	14,126		51,380	40,659

Gross profit		35,533	27,149		100,000	77,186

Member relations and marketing		14,375	10,248		39,727	29,222
General and administrative		5,293	4,388		15,789	13,215
Depreciation		1,343	1,399		4,092	3,988
Stock option and related expenses		—	—		113	668

Income from operations	30.7%	14,522	11,114	33.8%	40,279	30,093

Other income, net		1,925	1,734		5,580	4,563

Income before provision for income taxes		16,447	12,848		45,859	34,656

Provision for income taxes		10,934	5,011		22,523	13,299

Net income	(29.7)%	$5,513	$7,837	9.3%	$23,336	$21,357

Basic earnings per share		$0.15	$0.21		$0.63	$0.58
Diluted earnings per share	(33.3)%	$0.14	$0.21	7.0%	$0.61	$0.57

Weighted average shares outstanding
Basic		37,308	37,123		37,298	36,572
Diluted		38,762	37,734		38,403	37,607

Pro forma net income	44.3%	$11,307	$7,837	47.6%	$31,528	$21,357
Pro forma diluted earnings per share	38.1%	$0.29	$0.21	43.9%	$0.82	$0.57

Percentages of Revenues
Gross profit		66.1%	65.8%		66.1%	65.5%
Member relations and marketing		26.7%	24.8%		26.2%	24.8%
General and administrative		9.8%	10.6%		10.4%	11.2%

(1)    We define “Contract value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONDENSED BALANCE SHEETS
(in thousands)

	Sept. 30,	Dec. 31,
	2003	2002

	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$58,908	$71,346
Marketable securities	21,585	17,030
Membership fees receivable, net	28,751	50,356
Deferred income taxes, net	24,568	28,806
Deferred incentive compensation	4,759	4,974
Prepaid expenses and other current assets	6,149	3,668

Total current assets	144,720	176,180

Deferred income taxes, net	18,957	30,920
Marketable securities	179,590	137,565
Property and equipment, net	15,458	14,916

Total assets	$358,725	$359,581

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$11,896	$12,549
Accrued incentive compensation	7,275	9,660
Deferred revenues	106,260	121,415

Total current liabilities	125,431	143,624

Other liabilities	2,694	2,600

Total liabilities	128,125	146,224

Stockholders’ equity	230,600	213,357

Total liabilities and stockholders’ equity	$358,725	$359,581

THE CORPORATE EXECUTIVE BOARD COMPANY

STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended
	September 30,

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$23,336	$21,357
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	4,092	3,988
Deferred income taxes	21,777	13,299
Amortization of marketable securities premiums, net	1,550	1,072
Changes in operating assets and liabilities:
Membership fees receivable, net	21,605	15,575
Deferred incentive compensation	215	665
Prepaid expenses and other current assets	(2,481)	(1,281)
Accounts payable and accrued liabilities	(669)	(222)
Accrued incentive compensation	(2,385)	717
Deferred revenues	(15,155)	(11,682)
Other liabilities	94	846

Net cash flows provided by operating activities	51,979	44,334

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(4,634)	(2,483)
Maturity (purchase) of marketable securities, net	(49,166)	(69,176)

Net cash flows used in investing activities	(53,800)	(71,659)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	8,031	12,409
Proceeds from the issuance of common stock under the employee stock purchase plan	540	485
Purchase of treasury shares	(19,204)	—
Reimbursement of common stock offering costs	175	300
Payment of common stock offering costs	(159)	(172)

Net cash flows provided by (used in) financing activities	(10,617)	13,022

NET DECREASE IN CASH AND CASH EQUIVALENTS	(12,438)	(14,303)

Cash and cash equivalents, beginning of period	71,346	48,271

Cash and cash equivalents, end of period	$58,908	$33,968